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                                                                    EXHIBIT 99.1


March 27, 2002

Office of the Chief Accountant
United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Arthur Andersen LLP Representations

Dear Madam or Sir:

The financial statements of Torch Offshore, Inc. included in this Annual Report on Form 10-K have been audited by Arthur Andersen LLP ("Andersen"). Andersen has represented to us that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Torch Offshore, Inc.



/s/ WILLIAM J. BLACKWELL
------------------------
By:  William J. Blackwell
     Chief Financial Officer and Director
     (Principal Accounting and Financial Officer)